Explanatory Note

This filing is being made to correct errors relating to the price of a share of our common stock and the number of shares offered throughout our Prospectus Supplement dated July 28, 2011, which was filed with the Securities and Exchange Commission on July 28, 2011 in accordance with Rule 424(b)(5) of the Securities Act of 1933. This Prospectus Supplement supersedes and replaces in its entirety such earlier filing.

Prospectus Supplement	Filed Pursuant to Rule 424(b)(5)
(to Prospectus dated April 12, 2010)	Registration No. 333-165849 and 333-166359

POSITIVEID CORPORATION

$2.5 million of Shares of Common Stock

We are offering 6,811,989 shares of our common stock to Ironridge Global Technology, a division of Ironridge Global IV, Ltd., or Ironridge, for an aggregate of $2.5 million pursuant to this prospectus supplement and the accompanying prospectus. Pursuant to the Common Stock Purchase Agreement, dated as of July 27, 2011, between us and Ironridge, or the Common Stock Purchase Agreement, we may deliver a notice to Ironridge exercising our right to require Ironridge to purchase shares of our common stock at a price per share equal to $0.367.  The purchase price is equal to 102% of the per share closing bid price of our common stock as reported on the NASDAQ Capital Market on the trading day immediately before the date we announced that we entered into the Common Stock Purchase Agreement.  Ironridge may pay the purchase price for the shares, at Ironridge's option, in cash or a secured promissory note, except that at least $250,000 of the purchase price must be paid in cash.

We have been advised by Ironridge that the resale of any shares by Ironridge will be made by means of ordinary brokers’ transactions on the NASDAQ Capital Market or otherwise at market prices prevailing at the time of sale or at prices related to the prevailing market prices. For additional information on the methods of sale that may be used by Ironridge, and regarding the terms of the Common Stock Purchase Agreement, see the section entitled “Plan of Distribution” on page S-16.

For a more detailed description of our common stock, see the section entitled “Description of Common Stock and Preferred Stock” beginning on page S-11.

Our common stock is listed on the NASDAQ Capital Market under the ticker symbol “PSID.”  On July 27, 2011, the date immediately before we announced that we entered into the Common Stock Purchase Agreement, the closing price of our common stock was $0.38 per share.

As of July 27, 2011, there were 29,751,505 shares of our common stock held by non-affiliates. Based on the $0.51 per share average of the bid and asked prices of our common stock on June 29, 2011, the aggregate market value of our outstanding common equity pursuant to General Instruction I.B.6 of Form S-3 was $15,173,268.  As of the date of this prospectus, we have sold $2.56 million of securities pursuant to that instruction in the last 12 calendar months.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page S-4 of this prospectus supplement and “Risk Factors” beginning on page 4 of the accompanying prospectus.

In connection with the resale of our shares of common stock, Ironridge may be deemed an “underwriter” within the meaning of the Securities Act of 1933, as amended, and Ironridge’s compensation may be deemed to be underwriting commissions or discounts.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 28, 2011.

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT	S-i
PROSPECTUS SUPPLEMENT SUMMARY	S-1
RISK FACTORS	S-4
INFORMATION REGARDING FORWARD LOOKING STATEMENTS	S-6
USE OF PROCEEDS	S-9
DILUTION	S-10
DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK	S-11
PREFERRED STOCK PURCHASE AGREEMENT	S-15
STOCK PURCHASE AGREEMENT	S-15
PLAN OF DISTRIBUTION	S-16
LEGAL MATTERS	S-17
EXPERTS	S-17
WHERE YOU CAN FIND MORE INFORMATION	S-17
DOCUMENTS INCORPORATED BY REFERENCE	S-18

Prospectus dated April 12, 2010

ABOUT THIS PROSPECTUS	1
POSITIVEID CORPORATION	2
RISK FACTORS	4
INFORMATION REGARDING FORWARD-LOOKING STATEMENTS	5
USE OF PROCEEDS	7
DESCRIPTION OF SECURITIES TO BE OFFERED	7
DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK	7
DESCRIPTION OF WARRANTS	11
DESCRIPTION OF UNITS	11
PLAN OF DISTRIBUTION	11
LEGAL MATTERS	15
EXPERTS	15
WHERE YOU CAN FIND MORE INFORMATION ABOUT US	15
DOCUMENTS INCORPORATED BY REFERENCE	16

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a “shelf” registration statement on Form S-3, registration statement number 333-165849, that we filed with the Securities and Exchange Commission, or the SEC, on April 1, 2010 and that was declared effective on April 12, 2010 and our registration statement on Form S-3, registration statement number 333-166359, that we filed to register an additional amount of securities pursuant to Rule 462(b) of the Securities Act of 1933, as amended, or the Securities Act. Under this shelf registration process, we may offer and sell from time to time in one or more offerings the securities described in the accompanying prospectus.  This prospectus supplement describes the specific details regarding this offering, including the price and the amount of our common stock and warrants being offered, the risks of investing in our securities and other items.

This document is in two parts.  The first part is this prospectus supplement, which describes the terms of this offering of our common stock and also adds, updates, and changes information contained in the accompanying prospectus and the documents incorporated by reference.  The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering.  Generally, when we refer to this “prospectus,” we are referring to both documents combined.  To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or any document filed prior to the date of this prospectus supplement and incorporated by reference, the information in this prospectus supplement will control.

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus, including any information incorporated by reference. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus or any document incorporated by reference is accurate at any date other than as of the date of each such document. Our business, financial condition, results of operations and prospects may have changed since the date indicated on the cover page of such documents.

References in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference to “we,” “our,” “us,” “PositiveID” and “the Company” refer to PositiveID Corporation.  Both this prospectus supplement and the accompanying prospectus include important information about us, our common stock, our warrants, and other information you should know before investing.  This prospectus supplement also adds, updates, and changes certain of the information contained in the prospectus.  You should read both this prospectus supplement and the accompanying prospectus as well as the additional information described under the headings “Documents Incorporated by Reference” and “Where You Can Find More Information About Us” before investing in our securities.

This prospectus supplement contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information.  All of the summaries are qualified in their entirety by the actual documents.  Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus supplement is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.”

S-i

PROSPECTUS SUPPLEMENT SUMMARY

This summary is not complete and does not contain all of the information you should consider before investing in the securities offered by this prospectus supplement. You should read this summary together with the entire prospectus supplement and prospectus, including our financial statements, the notes to those financial statements, and the other documents that are incorporated by reference in this prospectus supplement, before making an investment decision. See the Risk Factors section of this prospectus supplement on page S-4 and the “Risk Factors” section of the prospectus on page 4 for a discussion of the risks involved in investing in our securities.

Our Business

Overview

We have historically developed, marketed and sold radio frequency identification, frequently referred to as RFID, systems used in the healthcare market for the identification of people. Beginning in the fourth quarter of 2009, with the acquisition of Steel Vault, we focused our strategy to provide unique health and security identification tools to protect consumers and businesses, operating in two key segments: HealthID and ID Security. Beginning in early 2011, we ceased acquiring new subscribers to our identity security and credit reporting businesses, and on July 22, 2011, we completed the sale of  the identity security and credit reporting business for total consideration of $750,000.  Beginning in early 2011, we have further focused our strategy on the growth of our HealthID segment, including the continued successful development of our GlucoChip, our Easy Check breath glucose measurement device, our iglucose wireless system, and potential strategic acquisition opportunities of businesses that are complimentary to our HealthID business.

HealthID Segment

Our HealthID segment is currently focused on the development of four products: (1) the GlucoChip, a glucose-sensing microchip, based on our proprietary intellectual property, which is being developed in conjunction with Receptors LLC (“Receptors”), (2) iglucose, a stand-alone, self-contained unit that automatically queries a diabetic user’s data-capable glucometer for blood glucose data and sends that data via encrypted text messaging to the iglucose online database, (3) Easy Check, a non-invasive breath glucose detection system, based on the correlation of acetone in exhaled breath to blood glucose levels, and (4) the rapid flu detection system, also being developed in conjunction with Receptors.

Our HealthID segment also includes the VeriMed system, which uses an implantable passive RFID microchip (the “VeriChip”) that is used in patient identification applications. Each implantable microchip contains a unique verification number that is read when it is scanned by our scanner. In October 2004, the U.S. Food and Drug Administration ("FDA") cleared our VeriMed system for use in medical applications in the United States.  We have not actively marketed our VeriMed system since early 2008.

ID Security Segment

Our ID Security segment included our Identity Security suite of products, sold through our NationalCreditReport.com brand and our Health Link personal health record (“PHR”) business. Our NationalCreditReport.com business was acquired in conjunction with our merger with Steel Vault in November 2009.  Our NationalCreditReport.com business offered consumers a variety of identity security products and services primarily on a subscription basis. These services helped consumers protect themselves against identity theft or fraud and understand and monitor their credit profiles and other personal information, which included credit reports, credit monitoring and credit scores.   On July 22, 2011, we completed the sale of  the identity security and credit reporting business for total consideration of $750,000.

Preferred Stock Financing

On July 27, 2011, we entered into a Preferred Stock Purchase Agreement, with Ironridge Global III, LLC, or Ironridge Global, concurrently with the Common Stock Purchase Agreement.  Ironridge Global is an affiliate of Ironridge.  Under the Preferred Stock Purchase Agreement, Ironridge Global is committed to purchase up to $1.5 million in shares of our redeemable, convertible Series F Preferred Stock, or the Series F Preferred Stock, at $1,000 per share. The Series F Preferred Stock is convertible at the option of the holder at a fixed conversion price of $0.50, which represented a premium of 32% over the closing price prior to announcement.  The conversion price for the holder is fixed with no adjustment mechanisms, resets, or anti-dilution covenants.  The conversion price if we elect to convert the Series F Preferred Stock is subject to adjustment based on the market price of our common stock and any applicable early redemption price at the time we convert, as discussed under "Description of Common Stock and Preferred Stock." Upon receipt of a notice, and subject to certain conditions, Ironridge Global is obligated to purchase our Series F Preferred Stock in installments as follows:

•

$750,000 on the earlier of (1) 12 trading days after the date we delivered the notice and (2) the number of trading days necessary for an aggregate of $2.25 million of our common stock to trade on the NASDAQ Capital Market; and

•

$750,000 on the earlier of (1) 24 trading days after the date we delivered the notice and (2) the number of trading days necessary for an aggregate of $4.5 million of our common stock to trade on the NASDAQ Capital Market.

Ironridge Global's obligation to purchase Series F Preferred Stock is subject to satisfaction of certain closing conditions, including (i) that our common stock is listed for and trading on a trading market, (ii) no uncured default exists under the Preferred Stock Purchase Agreement, (iii) our representations and warranties set forth in the Preferred Stock Purchase Agreement are true and correct in all material respects, and (iv) the trading price of our common stock has not fallen below 70% of the closing bid price on the trading day immediately before the date we announced that we entered into the Preferred Stock Purchase Agreement.

Preferred Stock and Common Stock Financing

On July 27, 2011, we entered into a Stock Purchase Agreement with Ironridge, which we refer to as the Stock Purchase Agreement, concurrently with the Common Stock Purchase Agreement and the Preferred Stock Purchase Agreement.  Under the Stock Purchase Agreement, Ironridge is committed to purchase up to $4.0 million in shares of our redeemable, convertible Series G Preferred Stock, or the Series G Preferred Stock, at $1,000 per share. The conversion price if we elect to convert the Series G Preferred Stock is subject to adjustment based on the market price of our common stock and any applicable early redemption price at the time we convert, as discussed under "Description of Common Stock and Preferred Stock."  Upon receipt of a notice, and subject to certain conditions, Ironridge is obligated to purchase our Series G Preferred Stock in ten $400,000 installments.  On any notice date, Ironridge must purchase $575,000 shares of our common stock, up to an aggregate amount of $5.75 million, at a purchase price equal to 102% of the trading price of our common stock on the day immediately prior to the date we deliver notice to purchase shares of Series G Preferred Stock.  Ironridge may pay the purchase price for the shares, at Ironridge's option, in cash or a secured promissory note.

Ironridge's obligation to purchase Series G Preferred Stock is subject to satisfaction of certain closing conditions, including (i) that the registration statement registering the resale of the common shares is effective, (ii) that our common stock is trading on a trading market, (iii) no uncured default exists under the Stock Purchase Agreement, (iv) our representations and warranties set forth in the Stock Purchase Agreement are true and correct in all material respects, and (v) the trading price of the Company’s common stock has not fallen below 70% of the closing bid price on the trading day immediately before the date we deliver notice to purchase shares of Series G Preferred Stock.  If the trading price of our common stock has fallen below 70% of such closing bid price, Ironridge  will return to us any remaining common stock under the notice and purchase the pro rata number of Series G Preferred Stock based on the common stock unreturned.

Reverse Stock Split

At our annual meeting of stockholders to be held on August 26, 2011, our stockholders are being asked to vote on a proposal to authorize the Board to amend our Second Amended and Restated Certificate of Incorporation, as amended, which we refer to as the Certificate of Incorporation, to effect a reverse stock split of our issued and outstanding common stock at a ratio in the range of 1-for-2 to 1-for-8. Approval of this proposal by stockholders at the meeting will grant the Board of Directors the authority, without further action by the stockholders, to carry out such action any time prior to our annual meeting of stockholders in 2012, with the exact exchange ratio and timing to be determined at the discretion of the Board of Directors. The exchange ratio range of 1-for-2 to 1-for-8 is based on the trading price of our common stock over the last six months.

If approved by stockholders, the Board intends to amend our Certificate of Incorporation to effect the reverse stock split only if it is necessary for our common stock to regain compliance with the $1.00 per share minimum bid price requirement, one of the continued listing requirements of the NASDAQ Capital Market, on which our common stock is currently listed, and only upon a determination by the Board that such action is in our and our stockholders’ best interests.

Address

Our principal executive offices are located at PositiveID Corporation, 1690 South Congress Avenue, Suite 200, Delray Beach, Florida 33445, and our telephone number is (561) 805-8008.

The Offering

Securities offered:	6,811,989 shares of our common stock, par value $0.01, having an aggregate offering price of $2,500,000.

Common stock to be outstanding after this offering	47,517,065 shares. (1)

Offering price:

$0.367, based on 102% of the closing bid price of our common stock reported on the NASDAQ Capital Market on the trading day immediately preceding the day we announced that we entered into the Common Stock Purchase Agreement, which was July 27, 2011.

Manner of offering:

The Shares will be issued directly to Ironridge pursuant to the Common Stock Purchase Agreement between us and Ironridge. Ironridge may pay the purchase price for the common shares, at its option, in either or a combination of (1) cash by wire transfer on the day we announce that we entered into the Common Stock Purchase Agreement, which must be in a minimum amount of $250,000, or (2) by issuing and delivering to us a promissory note for any or all of the balance, in each case in the amount of the purchase obligation set forth in the applicable notice.

Use of proceeds:

We intend to use the net proceeds received from the sale of the common stock, if, as, and when received, for general corporate purposes.  General corporate purposes may include capital expenditures, future acquisitions, and working capital. See “Use of Proceeds” on page S-9.

Market for the common stock:	Our common stock is quoted and traded on The NASDAQ Capital Market under the symbol “PSID.”

Risk factors:	See “Risk Factors” on page S-4 for a discussion of factors you should consider carefully before deciding to invest in our common stock.

The NASDAQ Capital Market symbol for common stock	PSID

(1)   The number of shares of our common stock outstanding after this offering is based on 40,705,076 shares outstanding as of July 27, 2011, which excludes:

In addition, the calculations in the foregoing table do not take into account any of the following:

•

3,216,492 shares of our common stock issuable upon exercise of outstanding stock options having a weighted average exercise price of $2.03 per share, under and outside of our stock plans;

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1,108,519 additional shares of our common stock reserved for future issuance under the VeriChip Corporation 2002 Flexible Stock Plan, VeriChip Corporation 2005 Flexible Stock Plan, VeriChip Corporation 2007 Stock Incentive Plan, VeriChip Corporation 2009 Stock Incentive Plan, and SysComm International Corporation 2001 Flexible Stock Plan;

•

304,000 shares of our common stock issuable upon exercise of outstanding warrants having a weighted average exercise price of $0.65 per share; and

•

Shares of our common stock issuable upon conversion of the Series C Preferred Stock, Series F Preferred Stock and Series G Preferred Stock.

Unless otherwise stated, outstanding share information throughout this prospectus supplement excludes such outstanding options and warrants to purchase shares of common stock and shares available for issuance.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before making an investment decision you should carefully consider the risks described below and the risks and uncertainties described in the accompanying prospectus and in our Form 10-K for the year ended December 31, 2010, which is incorporated by reference herein, and the other information set forth or incorporated by reference in this prospectus supplement and the accompanying prospectus. Additional risks and uncertainties that we are unaware of or that we believe are not material at this time could also materially adversely affect our business, financial condition or results of operations. In any case, the value of our common stock could decline, and you could lose all or part of your investment. You should also refer to our financial statements and the notes to those statements, which are incorporated by reference in this prospectus supplement. See also the information contained under the heading “Information Regarding Forward Looking Statements” immediately below.

Risks Related to our Common Stock

We have failed to meet applicable NASDAQ Stock Market requirements and as a result our stock could be delisted by the NASDAQ Stock Market. If delisting occurs, it would adversely affect the market liquidity of our common stock and harm our businesses.

We have been out of compliance with NASDAQ’s minimum bid price requirement since the fall of 2010.  In an effort to maintain our listing on the NASDAQ Capital Market, we requested a hearing before a Panel, which was held on April 28, 2011.  The Panel provided us with an exception period to regain compliance with the continued listing requirements, as follows:

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Minimum Bid Price Requirement.  On or before September 12, 2011, our common stock must evidence a closing price of $1.00 or more for a minimum of 10 consecutive days.

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Stockholders’ Equity Requirement.  On or before August 15, 2011, we must file with the SEC (i) a current report on Form 8-K with pro forma financial statements giving effect to our acquisition of MicroFluidic Systems (a transaction which closed on May 23, 2011), and (ii) our quarterly report on Form 10-Q for the second quarter of 2011, including interim financial statements which reflect that we have stockholders’ equity in excess of $2.5 million.

In addition, the Panel, in its discretion, determined to appoint a Hearings Panel Monitor to monitor our maintenance of compliance with the stockholders’ equity requirement through May 31, 2012.  During this period, we will be obligated to notify the Panel in the event that our stockholders’ equity falls below $2.5 million or if we cease to comply with any other applicable continued listing requirement.  Should we not regain, and maintain during the monitor period, compliance with the continued listing requirements of the NASDAQ Capital Market, we may not be afforded the additional time provided by applicable NASDAQ Listing Rules and, as such, may be subject to delisting on a more expedited basis than would otherwise be the case.

If our common stock is delisted from the NASDAQ Capital Market, trading of our common stock most likely will be conducted in the over-the-counter market on an electronic bulletin board established for unlisted securities, such as the OTC Bulletin Board. Delisting would adversely affect the market liquidity of our common stock and harm our business and may hinder or delay our ability to consummate potential strategic transactions or investments. Such delisting could also adversely affect our ability to obtain financing for the continuation of our operations and could result in the loss of confidence by investors, suppliers and employees.

We do not anticipate declaring any cash dividends on our common stock.

In July 2008 we declared, and in August 2008 we paid, a special cash dividend of $15.8 million on our capital stock. Any future determination with respect to the payment of dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements, general business conditions, terms of financing arrangements and other factors that our board of directors may deem relevant.  In addition, the terms of our outstanding preferred stock prohibits the payment of dividends while such preferred stock is outstanding.

The success and timing of development efforts, clinical trials, regulatory approvals, product introductions, collaboration and licensing arrangements, any termination of development efforts and other material events could cause volatility in our stock price.

Volatility in our stock price will depend on many factors, including:

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success of the development partnership between us and Receptors and related development costs;

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success and timing of regulatory filings and approvals for the rapid influenza detection system and the in vivo glucose-sensing RFID microchip, the Easy Check breath glucose detection system, and the iglucose wireless communication device;

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success and timing of commercialization and product introductions of the rapid influenza detection system and the in vivo glucose-sensing RFID microchip, the Easy Check breath glucose detection system, and the iglucose wireless communication device;

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introduction of competitive products into the market;

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results of clinical trials for the rapid influenza detection system and the in vivo glucose-sensing RFID microchip, the Easy Check breath glucose detection system, and the iglucose wireless communication device;

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a finding that Receptors’ patented AFFINITY by DESIGNTM CARATM platform is invalid or unenforceable, the Easy Check breath glucose detection system, and the iglucose wireless communication device;

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a finding that the rapid influenza detection system or the in vivo glucose-sensing RFID microchip, the Easy Check breath glucose detection system, and the iglucose wireless communication device infringes the patents of a third party;

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our ability to obtain a patent on the Easy Check breath glucose detection system and the iglucose wireless communication device;

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payment of any royalty payments under licensing agreements;

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unfavorable publicity regarding PositiveID, Receptors, or either of the companies’ products or competitive products;

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termination of development efforts for the rapid influenza detection system, GlucoChip, which is the in vivo glucose-sensing RFID microchip, the Easy Check breath glucose detection system, or the iglucose wireless communication device;

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timing of expenses we may incur with respect to any license or acquisition of products or technologies; and

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termination of development efforts of any product under development or any development or collaboration agreement.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also significantly affect the market price of our common stock.

Risks Related to the Offering

There can be no assurance as to when or if we will receive any cash proceeds from the sale of the shares, other than $250,000 payable immediately, since the remaining purchase price can be paid for at Ironridge's option in cash or a promissory note.

Under the terms of the Common Stock Purchase Agreement, Ironridge may pay for the shares, other than $250,000, which must be paid in cash, by issuing to us a secured promissory note.  Therefore, it is possible that we will not receive the full cash  proceeds from the sale of the shares on closing.  It is also possible that the note may not be paid upon maturity, and that we may be unable to perfect or collect upon some or all of the underlying collateral.

We cannot be assured that we will be able to raise the full amount of cash proceeds expected from the sale of Series F Preferred Stock and the sale of Series G Preferred Stock and common stock under the Stock Purchase Agreement.

The issuance of the Series F Preferred Stock and receipt of cash in payment for the Series F Preferred Stock is subject to the condition that the price of our common stock has not fallen below 70% of the closing bid price of our common stock on the trading day immediately preceding the date we announce the entering into of the Preferred Stock Purchase Agreement.  The issuance of the Series G Preferred Stock and receipt of cash in payment for the Series G Preferred Stock and the common stock under the Stock Purchase Agreement Stock is subject to the condition that the price of our common stock has not fallen below 70% of the closing bid price of our common stock on the trading day immediately preceding the date we deliver a notice to purchase Series G Preferred Stock.

Based on the purchase price of $0.367 per common share, which was 102% of the last reported closing bid price of our common shares on the NASDAQ Capital Market on July 27, 2011, this offering of approximately $2.5 million of our common stock would result in an offer and sale of 6,811,989 shares of common stock, which represents in the aggregate an increase of approximately 17% in our outstanding shares of common stock. We expect to sell additional shares of common stock, and securities exercisable or convertible into shares of our common stock, pursuant to the Stock Purchase Agreement and the Preferred Stock Agreement, and potential additional issuances in the future to satisfy our capital and operating needs. If we sell shares in the future, the prices at which we sell these future shares will vary, and these variations may be significant. Purchasers of the shares we sell pursuant to future offerings, as well as our existing stockholders, will experience significant dilution if we sell these future shares at prices significantly below the price at which previous shareholders invested.

Future sales of our common stock may depress the market price of our common stock and cause stockholders to experience dilution.

The market price of our common stock could decline as a result of sales of substantial amounts of our common stock in the public market, including shares issued to Ironridge in this offering and pursuant to the Stock Purchase Agreement and upon conversion of the Series C, Series F and Series G Convertible Preferred Stock. We may seek additional capital through one or more additional equity transactions in 2011; however, such transactions will be subject to market conditions and there can be no assurance any such transaction will be completed.

You will experience immediate dilution in the book value per share of the common stock you purchase.

Because the price per share of our common stock being offered is substantially higher than the book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. After giving effect to our sale of 6,811,989 shares of common stock in this offering, and based on an offering price of $0.367 per share in this offering and a pro forma net tangible book value per share of our common stock of $0.9 million as of March 31, 2011, if you purchase common stock in this offering, you will suffer immediate and substantial dilution of $0.33 per share in the net tangible book value of the common stock purchased. See “Dilution” on page S-10 for a more detailed discussion of the dilution you will incur in connection with this offering.

INFORMATION REGARDING FORWARD LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents that are incorporated by reference into this prospectus supplement contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are subject to risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different than the results, performance or achievements expressed or implied by the forward-looking statements.

Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Forward-looking statements can generally be identified by forward-looking words and phrases such as “anticipate,” “believe,” “could,” “potential,” “continues,” “estimate,” “seek,” “predict,” “designed,” “expect,” “intend,” “plan,” “may,” “should,” “will,” “would,” “project,” and other similar expressions that denote expectations of future or conditional events rather than statement of fact. Forward-looking statements also may relate to strategies, plans and objectives for, and potential results of, future operations, financial results, financial condition, business prospects, growth strategy and liquidity, and are based upon management’s current plans and beliefs or current estimates of future results or trends. Specifically, this prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements regarding:

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that the interface between a radio frequency, or RF, powered resonant electromechanical drive and the fluids in the interstitial space of a patient for continuous detection of glucose levels in a patient represents the next evolution in the development of an implantable glucose sensor that relies on passive RF technology to continuously monitor in vivo glucose levels over an extended period of time;

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that the development of a single-use capsule containing a proprietary chemical reagent may enable us to accelerate the development of the Easy Check breath glucose detection system and produce a prototype device during the third quarter of 2011;

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that our partnership with Voxiva, Inc. will create an innovative, end-to-end wireless diabetes management solution, which we intend to market beginning in the second half of 2011;

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that we plan on focusing our marketing efforts on partnering with healthcare providers and exchanges, physician group, Electronic Medical Record system vendors, and insurers to use Health Link as PHR provided to their patients;

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that we intend to continue to explore strategic transactions with third parties in the healthcare, identification, animal health, and other sectors;

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our ability to improve diabetics’ lives while helping them manage their healthy glucose levels, thereby decreasing the risk of diabetes-related complications and reducing medical costs;

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that the successful development and commercialization of our glucose-sensing microchip could negate the need for diabetics to draw blood samples multiple times each day;

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that Phase II will optimize candidate glucose-sensing systems for sensitivity and selectivity incorporating model matrices into the screen and workflow process and that Phase II will optimize the binding environment and competitor agent synthesis, test cut-off membrane technology and demonstrate a bench-scale fluorescence system prototype;

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that  rapid sub-type classification of flu strains at the point of care will allow for improved treatment, thereby discouraging antibiotic overuse, preventing central lab overloading and improving overall health outcomes, and that the rapid flu sub-type test will give an early warning of the rise of new sub-types of influenza so that containment measures can be implemented and pandemic proportions can be avoided;

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that the wireless handheld scanner could make the VeriMed system an important identification tool for EMT and other emergency personnel outside the emergency room setting, and that the use of the VeriMed system has the potential to improve patient care, enhance productivity and lower costs;

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that if any of our manufacturers or suppliers were to cease supplying us with system components, we would be able to procure alternative sources without material disruption to our business, and that we plan to continue to outsource any manufacturing requirements of our current and under development products;

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that patients implanted with our glucose-sensing microchip, if successfully developed, could get a rapid reading of their blood sugar with a simple wave of a handheld scanner;

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the ability of iglucose to provide next generation, real time data to improve diabetes management and help ensure patient compliance, data accuracy and insurance reimbursement;

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the iglucose wireless communication device being the first to address the Medicare requirement for durable medical equipment manufacturers and pharmacies to maintain glucose level logs and records for the millions of high-frequency diabetes patients;

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that the use of a heavy molecule to generate a chemical reaction that can be reliably measured may prove the close correlation between acetone concentration found in a patient’s exhaled breath and glucose found in his or her blood and the possible elimination of a patient’s need to prick his or her finger multiple times per day to get a blood sugar reading;

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that we expect commercial sale of our new 8 millimeter microchips in the second half of 2011;

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that we expect to begin sales and or revenue generation from either or both of the iglucose and flu detection system by the end of 2011, and that the revenue streams in 2011 are not expected to be material;

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that we intend to submit our 510(k) application for iglucose during the second quarter of 2011 to the United States Food and Drug Administration;

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that based on our review of the correspondence and evaluation of the supporting detail involving the Canada Revenue Agency audit, we do not believe that the ultimate resolution of this dispute will have a material negative impact on our historical tax liabilities, our current financial position or results of operations;

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the expectation that operating losses will continue during the next twelve months, and that until we are able to achieve profits, we intend to continue to try to access the capital markets to fund the development of our HealthID products; and

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that we believe that with our current working capital, our access to capital, and through either new capital raised under our shelf registration statement, and/or reducing and delaying certain research, development and related activities, that we will have sufficient funds available to meet our working capital requirements over the next twelve months.

These forward-looking statements are based upon information currently available to us and are subject to a number of risks, uncertainties, and other factors that could cause our actual results, performance, prospects, or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Important factors that could cause our actual results to differ materially from the results referred to in the forward-looking statements include:

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our ability to obtain financing;

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our ability to successfully consider, review, and if appropriate, implement other strategic opportunities;

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our expectation that we will incur losses, on a consolidated basis, for the foreseeable future;

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our ability to fund our operations and continued development of our products, including the Rapid Flu Detection System, the GlucoChip glucose-sensing microchip, the Easy Check breath glucose detection system and the iglucose wireless communication system;

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our ability to complete the Phase II of the Rapid Flu Detection System and Phase II of the glucose-sensing microchip development program;

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our ability to pursue our strategy to offer identification tools and technologies for consumers and businesses;

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our ability to maximize the amount of capital that we will have available to pursue business opportunities in the healthcare sector;

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our ability to successfully develop and commercialize the Easy Check breath glucose detection system and the iglucose wireless communication device and the glucose-sensing microchip, and the market acceptance of these devices and the microchip;

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our ability to obtain patents on our products, including the Easy Check breath glucose detection system and the iglucose wireless communication device, the validity, scope and enforceability of our patents, and the protection afforded by our patents;

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we may become subject to costly product liability claims and claims that our products infringe the intellectual property rights of others;

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our ability to comply with current and future regulations relating to our businesses;

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our ability to successfully consider, review, and if appropriate, implement other strategic opportunities;

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our ability to continue listing our common stock on the NASDAQ Stock Market;

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the potential for patent infringement claims to be brought against us asserting that we hold no rights for the use of the implantable microchip technology and that we are violating another party’s intellectual property rights. If such a claim is successful, we could be enjoined from engaging in activities to market the systems that utilize the implantable microchip and be required to pay substantial damages;

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our ability to provide uninterrupted, secure access to the Health Link and VeriMed databases; and

•

our ability to establish and maintain proper and effective internal accounting and financial controls.

Except as required by applicable law, we undertake no obligation to publicly revise any forward-looking statements, whether as a result of new information, future events or for any other reason. However, you should carefully review the risk factors set forth in other reports or documents we file from time to time with the SEC.

USE OF PROCEEDS

We estimate that the aggregate net proceeds from this offering, after deducting our estimated offering expenses, will be approximately $2.25 million (based on the purchase price of $0.367 per share).  We will receive at least $250,000 in cash at closing, and the remaining purchase price may be paid for at Ironridge's option in either cash or with a promissory note.

We intend to use any net cash proceeds we receive for general corporate purposes.  General corporate purposes may include capital expenditures, future acquisitions, and working capital. Our management will have broad discretion in the application of the net proceeds of this offering. We reserve the right to change the use of proceeds as a result of certain contingencies such as competitive developments, opportunities to acquire technologies or products and other factors. We may invest the net proceeds temporarily until we use them for their stated purpose.

We anticipate that we will be required to raise substantial additional capital to continue to fund the development of our products and technology. We may seek to raise additional capital through additional public or private financings, principally through equity issuances, although there can be no assurance that we will be able to raise such capital on acceptable terms, or at all.

DILUTION

Purchasers of shares of our common stock in this offering will suffer an immediate and substantial dilution in net tangible book value per share.  Net tangible book value per share is total tangible assets, reduced by total liabilities, divided by the total number of outstanding shares of common stock.  Our net tangible book value as of March 31, 2011 was approximately $0.9 million, or approximately $0.02 per outstanding share of common stock.

After giving effect to the sale of 6,811,989 shares of our common stock offered hereby, at an offering price of $0.367 per share and assuming that Ironridge elects to pay for the shares with a promissory note, and after deducting the offering expenses payable by us, our net tangible book value as of March 31, 2011 would have been approximately $0.9 million, or $0.02 per share of our common stock. This amount represents an increase in net tangible book value of $0.35 per share to our existing stockholders and an immediate dilution in net tangible book value of $0.33 per share to new investors purchasing securities in this offering. If the price per share at which we sell the shares is higher, the dilution will also be higher. We determine dilution by subtracting the adjusted net tangible book value per share after this offering from the assumed public offering price per share of common stock. The following table illustrates the dilution in net tangible book value per share to new investors.

Assumed public offering price per share	$0.37
Net tangible book value per share as of March 31, 2011	$0.02
Increase per share attributable to the offering	$0.35
Adjusted net tangible book value per share as of March 31, 2011 after giving effect to this offering	$0.02
Dilution per share to new investors	$0.33

The foregoing table is based on 40,705,076  shares of common stock outstanding as of July 27, 2011, which does not take into effect further dilution to new investors that could occur upon the exercise of outstanding options having a per share exercise price less than the offering price.

In addition, the calculations in the foregoing table do not take into account any of the following:

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3,216,492 shares of our common stock issuable upon exercise of outstanding stock options having a weighted average exercise price of $2.03 per share, under and outside of our stock plans;

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1,108,519 additional shares of our common stock reserved for future issuance under the VeriChip Corporation 2002 Flexible Stock Plan, VeriChip Corporation 2005 Flexible Stock Plan, VeriChip Corporation 2007 Stock Incentive Plan, VeriChip Corporation 2009 Stock Incentive Plan, and SysComm International Corporation 2001 Flexible Stock Plan;

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304,000 shares of our common stock issuable upon exercise of outstanding warrants having a weighted average exercise price of $0.65 per share; and

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shares of our common stock issuable upon conversion of the Series C Preferred Stock, Series F Preferred Stock and Series G Preferred Stock.

To the extent that any of our outstanding options or warrants are exercised, our preferred stock is converted, we grant additional options under our stock option plans or issue additional warrants, or we issue additional shares of common stock in the future, there may be further dilution to new investors.

DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK

In this offering, Ironridge has the obligation to purchase the shares, at a per share price equal to $0.367.  Ironridge may pay the purchase price for these shares, at Ironridge's option, in cash or a secured promissory note.

As of July 27, 2011, our Certificate of Incorporation authorizes us to issue 70,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share, of which 1,600 shares have been previously designated as Series B Preferred Stock, of which none are currently issued and outstanding, 400 shares have been previously designated as Series C Preferred Stock, of which 140 shares are outstanding, 2,500 have been previously designated as Series D Preferred Stock, of which none are currently issued and outstanding, 6,000 shares have been previously designated as Series E Preferred Stock, of which none are currently issued and outstanding, 2,500 have been previously designated as Series F Preferred Stock, of which none are currently issued and outstanding, and 6,000 shares have been previously designated as Series G Preferred Stock, of which none are currently issued and outstanding.  As of July 27, 2011, 40,705,076 shares of common stock were outstanding.

The following description of our common stock and preferred stock is a summary.  It is not complete and is subject to and qualified in its entirety by our Certificate of Incorporation, and Amended and Restated Bylaws, each as amended to date, and a copy of each of which has been incorporated as an exhibit to the registration statement of which this prospectus supplement forms a part.

Common Stock

The material terms and provisions of our common stock are described under the caption “Description of Common Stock and Preferred Stock” starting on page 7 of the accompanying prospectus.

Preferred Stock

Our board of directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series, and to fix the designations, powers, preferences and relative, participating, optional and other special rights, if any, of each such class or series and the qualifications, limitations and restrictions thereof, including dividend rights, conversion rights, voting rights, sinking-fund provisions, terms of redemption, liquidation preferences, preemption rights, and the number of shares constituting any series or the designation of such series, without any further vote or action by the stockholders. The issuance of preferred stock could adversely affect the voting power of holders of our common stock and could have the effect of delaying, deferring or preventing a change in control of us.

Series C Preferred Stock

On March 14, 2011, we filed a certificate of designations of preferences, rights and limitations of Series C Preferred Stock with the Secretary of State of the State of Delaware and the number of shares so designated is 400, par value $0.001.   The shares of Series C Preferred Stock were issued to Optimus Technology Capital Partners, LLC, or Optimus.

The Series C Preferred Stock ranks, with respect to rights upon liquidation, winding-up or dissolution, senior to our common stock and any other classes of stock or series of our preferred stock and junior to our existing and future indebtedness.  Otherwise, holders of the Series C Preferred Stock will not be entitled to receive dividends and will have no right to vote on any matters, questions or proceedings, including, without limitation, the election of directors.

Holders of Series C Preferred Stock are entitled to receive dividends on each outstanding share of Series C Preferred Stock, which accrues in shares of Series C Preferred Stock at a rate equal to 10% per annum from the date of issuance. Accrued dividends are payable annually on the anniversary of the issuance date.

Upon any liquidation, dissolution or winding up after payment or provision for payment of our debts and other liabilities, before any distribution or payment is made to the holders of any other class or series of stock, the holders of Series C Preferred Stock are first entitled to be paid out of our assets available for distribution to our stockholders an amount with respect to the Series C Liquidation Value, after which any of our remaining assets shall be distributed among the holders of the other class or series of stock in accordance with our Certificates of Designations and Second Amended and Restated Certificate of Incorporation, as amended.

We may redeem, for cash, any or all of the Series C Preferred Stock at any time at the redemption price per share equal to $10,000 per share of Series C Preferred Stock, which we refer to as the Series C Liquidation Value, plus any accrued but unpaid dividends with respect to such shares of Series C Preferred Stock, which we refer to as the Redemption Price. If we exercise this redemption option with respect to any Series C Preferred Stock prior to the fourth anniversary of the issuance of the Series C Preferred Stock, then in addition to the Redemption Price, we  must pay to Optimus a make-whole price per share equal to the following with respect to such redeemed Series C Preferred Stock:

•

35% of the Series C Liquidation Value if redeemed prior to the first anniversary of the issuance date,

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27% of the Series C Liquidation Value if redeemed on or after the first anniversary but prior to the second anniversary of the issuance date,

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18% of the Series C Liquidation Value if redeemed on or after the second anniversary but prior to the third anniversary of the issuance date, and

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9% of the Series C Liquidation Value if redeemed on or after the third anniversary but prior to the fourth anniversary of the issuance date.

Shares of Series C Preferred Stock may be converted into shares of our common stock, on or after the six month anniversary of the issuance date, at a conversion price equal to the closing bid price on the trading day immediately preceding the date of notice of conversion by us or Optimus. If we exercise the conversion prior to the fourth anniversary of the issuance of such shares, then in addition to the conversion shares, we must pay to the holder additional shares with respect to such converted shares:

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35% of the conversion shares if converted after the six-month anniversary of the issuance date but prior to the first anniversary of the issuance date,

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27% of the converted shares if converted on or after the first anniversary but prior to the second anniversary of the issuance date,

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18% of the converted shares if converted on or after the second anniversary but prior to the third anniversary of the issuance date, and

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9% of the converted shares if converted on or after the third anniversary but prior to the fourth anniversary of the issuance date.

Series F Preferred Stock

On July 27, 2011, we filed a certificate of designations of preferences, rights and limitations of Series F Preferred Stock with the Secretary of State of the State of Delaware and the number of shares so designated is 2,500, par value $0.001 per share, which shall not be subject to increase without the consent of the holders of the Series F Preferred Stock.

The Series F Preferred Stock is convertible into shares of our common stock at Ironridge Global's option or at our option at any time after six-months from the date of issuance of the Series F Preferred Stock.  If Ironridge Global elects to convert, we will issue that number of shares of our common stock equal to the Redemption Price, as defined below, multiplied by the number of shares subject to conversion, divided by the conversion price of $0.50, which we refer to as the Fixed Conversion Price.  The Fixed Conversion Price is equal to the higher of $0.50 and 130% of the closing bid price of our common stock on the trading day immediately before the date we announced the entry into the Preferred Stock Purchase Agreement.  There are no resets, ratchets or anti-dilution provisions that adjust the Fixed Conversion Price other than the customary adjustments for stock splits.

If we elect to convert the Series F Preferred Stock into common stock and the closing bid price of our common stock exceeds 150% of the Fixed Conversion Price for any consecutive 20 trading days, we will issue that number of shares of our common stock equal to the early redemption price set forth below multiplied by the number of shares subject to conversion, divided by the Fixed Conversion Price.  If we elect to convert the Series F Preferred Stock into common stock and the closing bid price of our common stock is less than 150% of the Fixed Conversion Price, we will issue an initial number of shares of our common stock equal to 130% of the early redemption price set forth below multiplied by the number of shares subject to conversion, divided by the lower of (i) the Fixed Conversion Price and (ii) 100% of the closing bid price of a share of our common stock on the trading day immediately preceding the date of the conversion notice.

After 20 trading days, Ironridge Global shall return, or we shall issue, a number of conversion shares, which we refer to as the Reconciling Conversion Shares, so that the total number of conversion shares under the conversion notice equals the early redemption price set forth below multipled by the number of shares of subject to conversion, divided by the lower of (i) the Fixed Conversion Price and (ii) 85% of the average of the daily volume weighted average prices of our common stock for the 20 trading days following Ironridge Global's receipt of the conversion notice.  However, if the trading price of our common stock during any one or more of the 20 trading days following Ironridge Global's receipt of the conversion notice falls below 70% of the closing bid price on the day prior to the date we give notice of our intent to convert, Ironridge Global will return the Reconciling Conversion Shares to us and the pro rata amount of that conversion notice will be canceled.

The Series F Preferred Stock ranks, with respect to dividend rights and rights upon liquidation, winding-up or dissolution, (1) senior with respect to dividends and pari passu in right of liquidation to our common stock, (2) junior in right of dividends and liquidation with respect to the Series C Preferred Stock, and (3) junior to our existing and future indebtedness. Holders of Series F Preferred Stock have no voting rights and no preemptive rights. There are no sinking-fund provisions applicable to the Series F Preferred Stock.   As of July 27, 2011, there were no shares of Series F Preferred Stock outstanding.

Commencing on the date of issuance of any such shares of Series F Preferred Stock, holders of Series F Preferred Stock are entitled to receive dividends on each outstanding share of Series F Preferred Stock, which accrue in shares of Series F Preferred Stock at a rate equal to 7.65% per annum from the date of issuance.  Accrued dividends are payable upon redemption of the Series F Preferred Stock.

Upon any liquidation, dissolution or winding up after payment or provision for payment of our debts and other liabilities and any liquidation preferences to the senior securities, before any distribution or payment is made to the holders of any junior securities, the holders of Series F Preferred Stock shall first be entitled to be paid out of our assets available for distribution to our stockholders an amount with respect to the Series F Liquidation Value, as defined below, after which any of our remaining assets will be distributed among the holders of our other class or series of stock in accordance with our Certificates of Designations and Second Amended and Restated Certificate of Incorporation, as amended.

We may redeem the Series F Preferred Stock, for cash or by an offset against any outstanding note payable from Ironridge to us that Ironridge issued, as follows.  We may redeem any or all of the Series F Preferred Stock at any time after the seventh anniversary of the issuance date at the redemption price per share equal to $1,000 per share of Series F Preferred Stock, which we refer to as the Series F Liquidation Value, plus any accrued but unpaid dividends with respect to such shares of Series F Preferred Stock, which we refer to as the Redemption Price.  Prior to the seventh anniversary of the issuance of the Series F Preferred Stock, we may, at our option, redeem the shares at any time after the six-month anniversary of the issuance date at a make-whole price per share equal to the following with respect to such redeemed Series F Preferred Stock:

•

149.99% of the Series F Liquidation Value if redeemed prior to the first anniversary of the issuance date,

•

141.6% of the Series F Liquidation Value if redeemed on or after the first anniversary but prior to the second anniversary of the issuance date,

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133.6% of the Series F Liquidation Value if redeemed on or after the second anniversary but prior to the third anniversary of the issuance date,

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126.1% of the Series F Liquidation Value if redeemed on or after the third anniversary but prior to the fourth anniversary of the issuance date,

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119.0% of the Series F Liquidation Value if redeemed on or after the fourth anniversary but prior to the fifth anniversary of the issuance date,

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112.3% of the Series F Liquidation Value if redeemed on or after the fifth anniversary but prior to the sixth anniversary of the issuance date, and

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106.0% of the Series F Liquidation Value if redeemed on or after the sixth anniversary but prior to the seventh anniversary of the issuance date.

In addition, if we determine to liquidate, dissolve or wind-up our business, or engage in any liquidation event, we must redeem the Series F Preferred Stock at the applicable early redemption price set forth above.

We cannot issue any shares of common stock upon conversion of the Series F Preferred Stock if it would result in Ironridge Global being deemed to beneficially own, within the meaning of Section 13(d) of the Securities Exchange Act, more than 9.99% of the total shares of our common stock then outstanding.  In addition, prior to obtaining stockholder approval, shares of Series F Preferred Stock may not be converted if the shares of common stock issuable upon conversion of the Series F Preferred Stock, plus any shares previously issued to Ironridge Global or its affiliates, would exceed 19.99% of the common stock outstanding on the date of the Common Stock Purchase Agreement.

Series G Preferred Stock

On July 27, 2011,we filed a certificate of designations of preferences, rights and limitations of Series G Preferred Stock with the Secretary of State of the State of Delaware and the number of shares so designated is 6,000, par value $0.001.   The conversion price is equal to the higher of $0.50 per share of our common stock and 130% of the closing bid price of our common stock on the trading day immediately before we deliver notice to purchase shares of Series G Stock, which we refer to as the Series G Conversion Price.

The Series G Preferred Stock is convertible into shares of our common stock at our option at any time after six-months from the date of issuance of the Series G Preferred Stock.  If we elect to convert the Series G Preferred Stock into common stock and the closing bid price of our common stock exceeds 150% of the Series G Conversion Price for any consecutive 20 trading days, we will issue that number of shares of our common stock equal to the early redemption price set forth below multiplied by the number of shares subject to conversion, divided by the Series G Conversion Price.  If we elect to convert the Series G Preferred Stock into common stock and the closing bid price of our common stock is less than 150% of the Series G Conversion Price, we will issue an initial number of shares of our common stock equal to 130% of the early redemption price set forth below multiplied by the number of shares subject to conversion, divided by the lower of (i) the Series G Conversion Price and (ii) 100% of the closing bid price of a share of our common stock on the trading day immediately preceding the date of the conversion notice.

After 20 trading days, Ironridge Global shall return, or we shall issue, the Reconciling Conversion Shares, so that the total number of conversion shares under the conversion notice equals the early redemption price set forth below multipled by the number of shares of subject to conversion, divided by the lower of (i) the Series G Conversion Price and (ii) 85% of the average of the daily volume weighted average prices of our common stock for the 20 trading days following Ironridge Global's receipt of the conversion notice.  However, if the trading price of our common stock during any one or more of the 20 trading days following Ironridge Global's receipt of the conversion notice falls below 70% of the closing bid price on the day prior to the date we give notice of our intent to convert, Ironridge Global will return the Reconciling Conversion Shares to us and the pro rata amount of that conversion notice will be canceled.

The Series G Preferred Stock ranks, with respect to dividend rights and rights upon liquidation, winding-up or dissolution, (1) senior with respect to dividends and pari passu in right of liquidation to our common stock, (2) junior in right of dividends and liquidation with respect to the Series C Preferred Stock, (3) pari passu in right of liquidation and dividends with respect to the Series D Preferred Stock, Series E Preferred Stock and the Series F Preferred Stock, and (4) junior to our existing and future indebtedness. Holders of Series G Preferred Stock have no voting rights and no preemptive rights. There are no sinking-fund provisions applicable to the Series G Preferred Stock.   As of July 27, 2011, there were no shares of Series G Preferred Stock outstanding.

Commencing on the date of issuance of any such shares of Series G Preferred Stock, holders of Series G Preferred Stock are entitled to receive dividends on each outstanding share of Series G Preferred Stock, which accrue in shares of Series G Preferred Stock at a rate equal to 7.0% per annum from the date of issuance.   Accrued dividends are payable upon redemption of the Series G Preferred Stock.

Upon any liquidation, dissolution or winding up after payment or provision for payment of our debts and other liabilities and any liquidation preferences to the senior securities, before any distribution or payment is made to the holders of any junior securities, the holders of Series G Preferred Stock shall first be entitled to be paid out of our assets available for distribution to our stockholders an amount with respect to the Series G Liquidation Value, as defined below, after which any of our remaining assets will be distributed among the holders of our other class or series of stock in accordance with our Certificates of Designations and Second Amended and Restated Certificate of Incorporation, as amended.

We may redeem the Series G Preferred Stock, for cash or by an offset against any outstanding note payable from Ironridge to us that Ironridge issued, as follows.  We may redeem any or all of the Series G Preferred Stock at any time after the seventh anniversary of the issuance date at the redemption price per share equal to $1,000 per share of Series G Preferred Stock, which we refer to as the Series G Liquidation Value, plus any accrued but unpaid dividends with respect to such shares of Series G Preferred Stock, which we refer to as the Redemption Price.  Prior to the seventh anniversary of the issuance of the Series G Preferred Stock, we may, at our option, redeem the shares at any time after the six-month anniversary of the issuance date at a make-whole price per share equal to the following with respect to such redeemed Series G Preferred Stock:

•

143.8% of the Series G Liquidation Value if redeemed prior to the first anniversary of the issuance date,

•

136.5% of the Series G Liquidation Value if redeemed on or after the first anniversary but prior to the second anniversary of the issuance date,

•

129.6% of the Series G Liquidation Value if redeemed on or after the second anniversary but prior to the third anniversary of the issuance date,

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123.1% of the Series G Liquidation Value if redeemed on or after the third anniversary but prior to the fourth anniversary of the issuance date,

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116.9% of the Series G Liquidation Value if redeemed on or after the fourth anniversary but prior to the fifth anniversary of the issuance date,

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111.0% of the Series G Liquidation Value if redeemed on or after the fifth anniversary but prior to the sixth anniversary of the issuance date, and

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105.4% of the Series G Liquidation Value if redeemed on or after the sixth anniversary but prior to the seventh anniversary of the issuance date.

In addition, if we determine to liquidate, dissolve or wind-up our business, or engage in any liquidation event, we must redeem the Series G Preferred Stock at the applicable early redemption price set forth above.

We cannot issue any shares of common stock upon conversion of the Series G Preferred Stock if it would result in Ironridge Global being deemed to beneficially own, within the meaning of Section 13(d) of the Securities Exchange Act, more than 9.99% of the total shares of our common stock then outstanding.  In addition, prior to obtaining stockholder approval, shares of Series G Preferred Stock may not be converted if the shares of common stock issuable upon conversion of the Series G Preferred Stock, plus any shares previously issued to Ironridge Global or its affiliates, would exceed 19.99% of the common stock outstanding on the date of the Common Stock Purchase Agreement.

PREFERRED STOCK PURCHASE AGREEMENT

On July 27, 2011, we entered into a Preferred Stock Purchase Agreement with Ironridge Global, concurrently with the Common Stock Purchase Agreement, under which Ironridge Global is committed to purchase for cash up to $1.5 million in shares of our redeemable, convertible Series F Preferred Stock at $1,000 per share of Series F Preferred Stock.  The Series F Preferred Stock was offered in a private placement exempt from registration under the Securities Act.

Under the terms of the Preferred Stock Purchase Agreement, at our sole discretion, we may present Ironridge Global with a notice to purchase our Series F Preferred Stock.  Upon receipt of a notice, Ironridge Global is obligated to purchase our Series F Preferred Stock in installments as follows:

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$750,000 on the earlier of (1) 12 trading days after the date we delivered the notice and (2) the number of trading days necessary for an aggregate of $2.25 million of our common stock to trade on the NASDAQ Capital Market; and

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$750,000 on the earlier of (1) 24 trading days after the date we delivered the notice and (2) the number of trading days necessary for an aggregate of $4.5 million of our common stock to trade on the NASDAQ Capital Market.

Ironridge Global's obligation to purchase Series F Preferred Stock is subject to satisfaction of certain closing conditions, including (i) that our common stock is listed for and trading on a trading market, (ii) no uncured default exists under the Preferred Stock Purchase Agreement, (iii) our representations and warranties set forth in the Preferred Stock Purchase Agreement are true and correct in all material respects, and (iv) the trading price of our common stock has not fallen below 70% of the closing bid price on the trading day immediately before the date we announced that we entered into the Preferred Stock Purchase Agreement.

STOCK PURCHASE AGREEMENT

On July 27, 2011, we entered into a Stock Purchase Agreement with Ironridge, concurrently with the Stock Purchase Agreement and the Preferred Stock Purchase Agreement, under which Ironridge is committed to purchase for cash up to $4 million in shares of our redeemable, convertible Series G Preferred Stock at $1,000 per share of Series G Stock in ten installments of $400,000 each.  Upon receipt of a notice, and subject to certain conditions, Ironridge is obligated to purchase our Series G Preferred Stock in ten $400,000 installments.  On any notice date, Ironridge must purchase $575,000 shares of our common stock, up to an aggregate amount of $5.75 million.  The securities issued under the Stock Purchase Agreement were offered in a private placement exempt from registration under the Securities Act.

Under the terms of the Stock Purchase Agreement, from time to time and at our sole discretion, we may present Ironridge with a notice to purchase such Series G Preferred Stock.  Upon receipt of a notice, Ironridge is obligated to purchase the Series G Preferred Stock on the business day immediately following the later of 15 trading days and the trading date that the aggregate trading volume of our shares of common stock equals or exceeds $1.2 million.

Ironridge will have an additional obligation to purchase shares of our common stock in an amount equal to $575,000 whenever we present Ironridge with a notice to purchase the Series G Preferred Stock.  Ironridge may pay the purchase price for the shares, at Ironridge's option, in cash or a secured promissory note. The promissory note bears interest at 1.6% per year calculated on a simple interest basis. The entire principal balance and interest thereon is due and payable seven and one-half years from the date of the promissory note, but no payments are due so long as we are in default under any stock purchase agreement with Ironridge or its affiliates or if there are any shares of Series G Preferred Stock issued or outstanding. The promissory note is secured by the borrower’s right, title and interest in all shares of Series G Preferred Stock legally or beneficially owned by Ironridge or an affiliate, common stock and other securities with a fair market value equal to the principal amount of the promissory note.

We are required to file a registration statement registering the resale of the common stock issuable under the Stock Purchase Agreement.

Ironridge's obligation to purchase Series G Preferred Stock is subject to satisfaction of certain closing conditions, including (i) that the registration statement registering the resale of the common shares is effective, (ii) that our common stock is trading on the same or a higher trading market since the date we delivered notice to purchase the Series G Preferred Stock, (iii) no uncured default exists under the Stock Purchase Agreement, (iv) our representations and warranties set forth in the Stock Purchase Agreement are true and correct in all material respects, and (v) the trading price of the Company’s common stock has not fallen below 70% of the closing bid price on the trading day immediately before the date we deliver notice to purchase shares of Series G Preferred Stock.  If the trading price of our common stock has fallen below 70% of such closing bid price, Ironridge  will return to us any remaining common stock under the notice and purchase the pro rata number of Series G Preferred Stock based on the common stock unreturned.

PLAN OF DISTRIBUTION

On July 27, 2011, we entered into the Common Stock Purchase Agreement with Ironridge.  Pursuant to the Common Stock Purchase Agreement, we may deliver a notice to Ironridge exercising our right to require Ironridge to purchase shares of our common stock at a price per share equal to $0.367.  The purchase price is equal to 102% of the per share closing bid price of our common stock as reported on the NASDAQ Capital Market on the trading day immediately before the date we announced that we entered into the Common Stock Purchase Agreement, which was July 27, 2011.  Ironridge may pay the purchase price for the shares, at Ironridge's option, in cash or a secured promissory note, except that at least $250,000 of the purchase price must be paid in cash.  The promissory note bears interest at 1.6% per year calculated on a simple interest basis. The entire principal balance and interest thereon is due and payable seven and one-half years from the date of the promissory note, but no payments are due so long as we are in default under any stock purchase agreement with Ironridge or its affiliates or if there are any shares of Series F Preferred Stock issued or outstanding. The promissory note is secured by the borrower’s right, title and interest in all shares legally or beneficially owned by Ironridge or an affiliate, common stock and other securities with a fair market value equal to the principal amount of the promissory note.

Ironridge is obligated to purchase the shares after we present Ironridge with a notice to purchase the shares, subject to satisfaction of certain closing conditions, including (i) that we are listed and trading on a trading market, (ii) our representations and warranties set forth in the Common Stock Purchase Agreement are true and correct as if made on each tranche date, and (iii) that no such purchase would result in Ironridge and its affiliates beneficially owning more than 9.99% of our common stock.

We are permitted to terminate the Common Stock Purchase Agreement with or without reason upon 30 days notice, and Ironridge is permitted to terminate the Common Stock Purchase Agreement upon the occurrence of certain events, such as, litigation against us or our officers or executive officers, our stock is delisted, we file for any bankruptcy, insolvency, reorganization or liquidation proceedings, we are in breach or default of the Common Stock Purchase Agreement or any other agreement with Ironridge or its affiliates, or we engage in a fundamental transaction including a merger, business combination, sale of substantially all of our assets, or there is a purchase, tender offer or exchange offer for our common stock.

In addition to our issuance of shares of common stock to Ironridge pursuant to the Common Stock Purchase Agreement, this prospectus supplement also covers the resale of shares of common stock from time to time by Ironridge to the public. In connection with Ironridge’s sale of our shares of common stock, Ironridge may be deemed an “underwriter” within the meaning of the Securities Act and the compensation paid to Ironridge may be deemed to be underwriting commissions or discounts. We have agreed in the Common Stock Purchase Agreement to provide indemnification to Ironridge against certain civil liabilities.

Ironridge has informed us that it will use an unaffiliated broker-dealer to effectuate any sales of shares of common stock that it may purchase from us pursuant to the Common Stock Purchase Agreement. Such sales will be made on the NASDAQ Capital Market or otherwise at prices and at terms then prevailing or at prices related to the then current market price. Each such unaffiliated broker-dealer may be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Ironridge has informed us that each such broker-dealer will receive commissions from Ironridge which will not exceed customary brokerage commissions.

Ironridge may sell our shares in one or more of the following manners:

•

ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•

a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•

to a broker-dealer as principal and resale by the broker-dealer for its account; or

•

a combination of any such methods of sale.

Ironridge and any unaffiliated broker-dealer will be subject to liability under the federal securities laws and must comply with the requirements of the Securities Act and the Exchange Act, including without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares of common stock by Ironridge or any unaffiliated broker-dealer. Under these rules and regulations, Ironridge and any unaffiliated broker-dealer:

•

may not engage in any stabilization activity in connection with our securities;

•

must furnish each broker that offers shares of our shares of common stock covered by the prospectus that is a part of our Registration Statement with the number of copies of such prospectus and any prospectus supplement which are required by each broker; and

•

may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

These restrictions may affect the marketability of the ordinary shares by Ironridge and any unaffiliated broker-dealer.

The transfer agent for our common stock is Registrar and Transfer Company.

Our common stock is quoted on the NASDAQ Capital Market under the symbol “PSID.”

LEGAL MATTERS

The validity of the common stock being offered hereby is being passed upon for us by Holland & Knight, LLP, Fort Lauderdale, Florida.

EXPERTS

The consolidated financial statements incorporated by reference in this prospectus from PositiveID Corporation’s Annual Report on Form 10-K filed with the SEC on March 25, 2011 have been audited by EisnerAmper LLP, an independent registered public accounting firm, as stated in their report which is incorporated herein by reference and has been incorporated herein by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3, of which this prospectus supplement and the accompanying prospectus are a part, under the Securities Act of 1933, as amended, to register the securities offered by this prospectus supplement.  However, this prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement.  We encourage you to carefully read the registration statement and the exhibits and schedules to the registration statement. For further information pertaining to us and our common stock, we refer you to our registration statement and the exhibits thereto, copies of which may be inspected without charge at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Information concerning the operation of the SEC’s Public Reference Room is available by calling the SEC at 1-800-SEC-0330. Copies of all or any part of the registration statement may be obtained at prescribed rates from the SEC. The SEC also makes our filings available to the public on its Internet site (http://www.sec.gov). Quotations relating to our common stock appear on NASDAQ, and such reports, proxy statements and other information concerning us can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street N.W., Washington, D.C. 20006.

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Such periodic reports, proxy and information statements and other information are available for inspection and copying at the public reference facilities and Internet site of the SEC referred to above.

Website Access to Information and Disclosure of Web Access to Company Reports

Our website address is: http://www.positiveidcorp.com. We make available free of charge through our website our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K, Forms 3, 4 and 5 and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with the SEC.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this document or incorporated by reference subsequent to the date of this document.

This prospectus incorporates by reference the documents listed below, shall be deemed to incorporate by reference all filings filed by us pursuant to the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement, and incorporates by reference any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information in the documents or filings that is deemed to have been furnished and not filed), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold; provided, however, that we are not incorporating any information furnished under Item 2.02 or Item 7.01 of any current report on Form 8-K:

(a)   Our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on March 25, 2011;

(b)   Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 filed with the SEC on May 13, 2011;

(c)   Our Current Reports on Form 8-K as filed with the SEC on January 26, 2011, February 4, 2011, March 1, 2011, March 18, 2011, April 1, 2011, May 12, 2011, May 25, 2011, June 3, 2011, July 25, 2011 and July 28, 2011; and

(d)   The description of our common stock contained in the registration statement on Form 8-A/A, filed with the SEC pursuant to the Exchange Act on February 6, 2007, including any amendments or reports filed for the purposes of updating the description of our common stock.

Any statement contained in a document we incorporate by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

Documents incorporated by reference are available from the SEC as described above or from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone at the following address:

POSITIVEID CORPORATION
1690 South Congress Avenue, Suite 200
Delray Beach, Florida 33445
(561) 805-8008
Attention: Investor Relations

You can also find the above-referenced filings on our website at www.positiveidcorp.com. Except as provided above, no other information, including information on our internet site, is incorporated by reference in this prospectus.

Statements contained in this prospectus concerning the provisions of any documents are necessary summaries of those documents, and each statement is qualified in its entirety by reference to the copy of the document filed with the SEC.

POSITIVEID CORPORATION
$8,000,000
Common Stock
Preferred Stock
Warrants
Units
          We may from time to time offer to sell up to $8,000,000 aggregate dollar amount of common stock, preferred stock, warrants, or units. We may offer the securities separately or together, in one or more series or classes and in amounts, at prices and on terms described in one or more offerings.
          Our shares of common stock are listed on the Nasdaq Capital Market under the symbol “PSID.” On March 30, 2010, the last reported sale price of our common stock was $1.35 per share.
          We will provide the specific terms of the securities in supplements to this prospectus.
          Our principal executive offices are located at 1690 South Congress Avenue, Suite 200, Delray Beach, Florida 33445, and our telephone number is (561) 805-8008.
          Investing in these securities involves risks. You should carefully consider the risk factors beginning on page 4 of this prospectus.
          We urge you to carefully read this prospectus and the accompanying prospectus supplement, together with the documents we incorporate by reference, which will describe the specific terms of these securities, before you make your investment decision.
          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
          This prospectus may not be used to consummate sales of securities unless, to the extent required by applicable law, it is accompanied by a prospectus supplement.
The date of this prospectus is April 12, 2010.

i

ABOUT THIS PROSPECTUS
     Unless the context requires otherwise, in this prospectus, we use the terms “PositiveID,” “the Company,” “we,” “us,” our” and similar references to refer to PositiveID Corporation, formerly known as VeriChip Corporation, and its subsidiaries.
     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under the shelf registration process, we may offer to sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $8,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. We may also add, update or change in any accompanying prospectus supplement or any free writing prospectus we may authorize to be delivered to you, any of the information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus or any prospectus supplement—the statement in the document having the later date modifies or supersedes the earlier statement. You should carefully read both this prospectus and any applicable prospectus supplement together with additional information described under the heading “Where You Can Find More Information” before deciding to invest in any of the securities being offered.
     We have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part. You should read the exhibits carefully for provisions that may be important to you.
     You should rely only on the information contained in or incorporated by reference in this prospectus or any related prospectus supplement or free writing prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

POSITIVEID CORPORATION
     The SEC allows us to “incorporate by reference” certain information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update, supplement and/or supersede the information in this prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other document which also is or is deemed to be incorporated by reference into this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You should read the following summary together with the more detailed information regarding our Company, our common stock and our financial statements and notes to those statements appearing elsewhere in this prospectus or incorporated herein by reference.
The Company
     PositiveID Corporation, formerly known as VeriChip Corporation, was formed as a Delaware corporation by Digital Angel Corporation, or Digital Angel, in November 2001. In January 2002, we began our efforts to create a market for radio frequency identification, or RFID, systems that utilize our human implantable microchip. During the first half of 2005 we acquired two business focused on providing RFID systems for healthcare applications. Those businesses (EXi Wireless and Instantel) were merged in 2007 to form Xmark Corporation, which we refer to as Xmark, which was a wholly owned subsidiary of ours. On February 14, 2007, we completed our initial public offering in which we sold 3,100,000 shares of our common stock at $6.50 per share.
     On July 18, 2008, we completed the sale of all of the outstanding capital stock of Xmark, which at the time was principally all of our operations, to Stanley Canada Corporation, a wholly-owned subsidiary of The Stanley Works. In the sale we received $47.9 million in cash, which consisted of the $45 million purchase price plus a balance sheet adjustment of approximately $2.9 million, which was adjusted to $2.8 million at settlement of the escrow. Under the terms of the stock purchase agreement, $43.4 million of the proceeds were paid at closing and $4.4 million was released from escrow in July 2009. As a result, we recorded a gain on the sale of Xmark of $10.7 million, with $4.5 million of that gain deferred until the escrow was settled. The financial position, results of operations and cash flows of Xmark have been reclassified as discontinued operations in 2008 and 2007.
     Following the completion of the sale of Xmark to Stanley Canada, we retired all of our outstanding debt for a combined payment of $13.5 million and settled all contractual payments to Xmark’s and our officers and management for $9.1 million. On August 28, 2008, we paid a special dividend to our stockholders of $15.8 million.
     On November 12, 2008, we entered into an asset purchase agreement with Digital Angel and Destron Fearing Corporation, a wholly-owned subsidiary of Digital Angel, which collectively are referred to as, “Digital Angel.” The terms of the asset purchase agreement included the purchase by us of patents related to an embedded bio-sensor system for use in humans, and the assignment of any rights of Digital Angel under a development agreement associated with the development of an implantable glucose sensing microchip. We also received covenants from Digital Angel and Destron Fearing that will permit the use of intellectual property of Digital Angel related to our VeriMed business without payment of ongoing royalties, as well as inventory and a limited period of technology support by Digital Angel. We paid Digital Angel $500,000 at the closing of the asset purchase agreement, which was recorded in the financials as research and development expense.
     Also, on November 12, 2008, R&R Consulting Partners LLC, a company controlled by our Chairman and Chief Executive Officer, purchased 5,355,556 shares of common stock from Digital Angel, at which point in time Digital Angel ceased being a stockholder.
     On September 4, 2009, we, VeriChip Acquisition Corp., a Delaware corporation and our wholly-owned subsidiary, which we refer to as the acquisition subsidiary, and Steel Vault Corporation, a Delaware corporation, which we refer to as Steel Vault, signed an Agreement and Plan of Reorganization, or the merger agreement, dated September 4, 2009, as amended, pursuant to which the acquisition subsidiary was merged with and into Steel Vault on November 10, 2009, with Steel Vault surviving and becoming a wholly-owned subsidiary of ours. Upon the consummation of the merger, each outstanding share of Steel Vault’s common stock, warrants and options was converted into 0.5 shares of common stock, warrants and options of us. At the closing of the merger, we changed our name to PositiveID Corporation, and changed our stock ticker symbol with Nasdaq to “PSID” effective November 11, 2009.
     In February 2010, we acquired the assets of Easy Check Medical Diagnostics, LLC, including the Easy Check breath glucose detection system and the iGlucose wireless communication system. These products are currently under development. There is a U.S.

patent pending for the Easy Check breath glucose detection system, and we filed a patent application and launched the second-stage product development for the iGlucose system in March 2010. In exchange for the assets, we issued 300,000 shares of our common stock valued at approximately $351,000. Additional payment in the form of shares (maximum 200,000 shares) and product royalties may be paid in the future based on successful patent grants and product or license revenues.
Overview
     We have historically developed, marketed and sold radio frequency identification, frequently referred to as RFID, systems used for the identification of people in the healthcare market. Beginning in the fourth quarter of 2009, with the acquisition of Steel Vault, we are pursuing a strategy to provide unique health and security identification tools to protect consumers and businesses, operating in two key segments: HealthID and ID Security.
     Our HealthID segment is currently focused on the development of the glucose-sensing microchip, in conjunction with Receptors LLC (“Receptors”). In the field of diabetes management we also acquired, in February 2010, the assets of Easy Check Medical Diagnostics, LLC, including the Easy Check breath glucose detection system and the iGlucose wireless communication system. All three of these products are currently under development.
     We also intend to continue the development of the Rapid Flu Detection system, and other health related products, built on our core intellectual property. Our HealthID segment also includes the VeriMed system, which uses an implantable passive RFID microchip (the “VeriChip”) that is used in patient identification applications. Each implantable microchip contains a unique verification number that is read when it is scanned by our scanner. In October 2004, the U.S. Food and Drug Administration, or FDA, cleared our VeriMed Health Link system for use in medical applications in the United States.
     Our ID Security segment includes our Identity Security suite of products, sold through our NationalCreditReport.com brand and our Health Link personal health record. Our NationalCreditReport.com business was acquired in conjunction with our merger with Steel Vault in November 2009. NationalCredit-Report.com offers consumers a variety of identity security products and services primarily on a subscription basis. These services help consumers protect themselves against identity theft or fraud and understand and monitor their credit profiles and other personal information, which include credit reports, credit monitoring and credit scores. In the first quarter of 2010, we re-launched our Health Link personal health record (“PHR”) business. We plan to focus our marketing efforts on partnering with health care providers and exchanges, physician groups, Electronic Medical Record (“EMR”) system vendors, and insurers to use Health Link as a PHR provided to their patients. We will also seek to partner with pharmaceutical companies who wish to communicate with our online community through various forms of value added content and advertising.
     We continue to focus on our HealthID and ID Security businesses, including the development of the glucose sensing microchip, the Easy Check breath glucose detection system, the iGlucose wireless communication system, the Rapid Flu Detection System, the Health Link PHR, and our operating business in identity security. We intend to continue to explore potential strategic transactions with third parties in the healthcare, identification, and animal health sectors.
     Our principal executive offices are located at PositiveID Corporation, 1690 South Congress Avenue, Suite 200, Delray Beach, Florida 33445, and our telephone number is (561) 805-8008.

RISK FACTORS
     Investing in these securities involves certain risks. In addition to other information contained in this prospectus and any accompanying prospectus supplement, before investing in our securities, you should carefully consider the risks described under the heading “Risk Factors” in our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and any subsequent Quarterly Reports on Form 10-Q, and in any other documents incorporated by reference into this prospectus, as updated by our future filings with the SEC, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Without limitation, you should also carefully consider the risks noted under the caption “Information Concerning Forward-Looking Statements” in this prospectus. Additional risk factors may be included in a prospectus supplement relating to a particular offering of securities. Each of the risks described in these documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment. See “Where You Can Find More Information” section in this prospectus.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS
     This prospectus and our consolidated financial statements and other documents incorporated by reference in this prospectus contain forward-looking statements that are subject to risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different than the results, performance or achievements expressed or implied by the forward-looking statements.
     Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Forward-looking statements can generally be identified by forward-looking words and phrases such as “anticipate,” “believe,” “could,” “potential,” “continues,” “estimate,” “seek,” “predict,” “designed,” “expect,” “intend,” “plan,” “may,” “should,” “will,” “would,” “project,” and other similar expressions that denote expectations of future or conditional events rather than statement of fact. Forward-looking statements also may relate to strategies, plans and objectives for, and potential results of, future operations, financial results, financial condition, business prospects, growth strategy and liquidity, and are based upon management’s current plans and beliefs or current estimates of future results or trends. Specifically, this prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements regarding:
•	the ability of the Company to improve diabetics’ lives while helping them manage their healthy glucose levels, thereby decreasing the risk of diabetes-related complications and reducing medical costs;

•	the ability of the sensing system to demonstrate a glucose concentration response in model blood and interstitial fluid matrices;

•	that patients implanted with our glucose-sensing microchip, if successfully developed, could get a rapid reading of their blood sugar with a simple wave of a handheld scanner;

•	the ability of iGlucose to provide next generation, real time data to improve diabetes management and help ensure patient compliance, data accuracy and insurance reimbursement;

•	the iGlucose wireless communication device being the first to address the Medicare requirement for durable medical equipment manufacturers and pharmacies to maintain glucose level logs and records for the millions of high-frequency diabetes patients;

•	that the use of a heavy molecule to generate a chemical reaction that can be reliably measured may prove the close correlation between acetone concentration found in a patient’s exhaled breath and glucose found in his or her blood and the possible elimination of a patient’s need to prick his or her finger multiple times per day;

•	that the rapid sub-type classification of flu strains at the point of care will allow for improved treatment, thereby discouraging antibiotic overuse, preventing central lab overloading and improving overall health outcomes;

•	that the rapid flu sub-type test will give an early warning of the rise of new sub-types of influenza so that containment measures can be implemented and pandemic proportions can be avoided;

•	that we intend to continue the development of the Rapid Flu Detection system, and other health related products, built on our core intellectual property;

•	that we plan to focus our marketing efforts on partnering with health care providers and exchanges, physician groups, EMR system vendors, and insurers to use Health Link as a PHR provided to their patients, and we will seek to partner with pharmaceutical companies who wish to communicate with out online community through various forms of value added content and advertising;

•	that we intend to continue to explore potential strategic transactions with third parties in the healthcare, identification, and animal health sectors;

•	that we intend to incur additional losses in the future;

•	that we expect that competitors will continue to innovate and to develop and introduce similar products that could be competitive in both price and performance;

•	that we do not expect to generate revenue from our VeriMed business over the next 12 to 24 months; and

•	that, unless otherwise indicated in a prospectus supplement, we intend to use the net proceeds from the sale of the securities for general corporate purposes, including working capital, acquisitions, and other business opportunities.
     These forward-looking statements are based upon information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company’s actual results, performance, prospects, or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Important factors that could cause the Corporation’s actual results to differ materially from the results referred to in the forward-looking statements include:
•	our ability to continue listing our common stock on the Nasdaq Stock Market (“Nasdaq”);

•	our ability to successfully consider, review, and if appropriate, implement other strategic opportunities;

•	our expectation that we will incur losses, on a consolidated basis, for the foreseeable future;

•	our ability to fund our operations and continued development of our products, including the Rapid Flu Detection System, the glucose-sensing microchip, the Easy Check breath glucose detection system and the iGlucose wireless communication system;

•	our ability to complete the Phase II of the Rapid Flu Detection System by the end of 2010 or at all and Phase II of the glucose-sensing microchip development program by mid 2010 or at all;

•	our ability to pursue our strategy to offer identification tools and technologies for consumers and businesses;

•	our ability to maximize the amount of capital that we will have available to pursue business opportunities in the healthcare and energy sectors;

•	our ability to successfully develop and commercialize the breath glucose detection system and the iGlucose wireless communication device and the glucose-sensing microchip, and the market acceptance of these devices and the microchip;

•	our ability to obtain patents on our products, including the Easy Check breath glucose detection system and the iGlucose wireless communication device, the validity, scope and enforceability of our patents, and the protection afforded by our patents;

•	we may become subject to costly product liability claims and claims that our products infringe the intellectual property rights of others;

•	our ability to comply with current and future regulations relating to our businesses;

•	uncertainty as to whether a market for our VeriMed system will develop and whether we will be able to generate more than a nominal level of revenue from this business;

•	the potential for patent infringement claims to be brought against us asserting that we hold no rights for the use of the implantable microchip technology and that we are violating another party’s intellectual property rights. If such a claim is successful, we could be enjoined from engaging in activities to market the systems that utilize the implantable microchip and be required to pay substantial damages;

•	our ability to provide uninterrupted, secure access to the Health Link and VeriMed databases;

•	our ability to establish and maintain proper and effective internal accounting and financial controls; and

•	other factors, risks, and uncertainties referenced in the Company’s filings with the Securities and Exchange Commission, including the “Risk Factors” set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.
     Except as required by applicable law, we undertake no obligation to publicly revise any forward-looking statements, whether as a result of new information, future events or for any other reason. However, you should carefully review the risk factors set forth in other reports or documents we file from time to time with the SEC.

USE OF PROCEEDS
     Unless otherwise indicated in a prospectus supplement, we intend to use the net proceeds from the sale of the securities for general corporate purposes, including working capital, acquisitions, and other business opportunities.
DESCRIPTION OF SECURITIES TO BE OFFERED
     This prospectus contains a summary of the securities that PositiveID may sell. These summaries are not meant to be a complete description of each security. However, this prospectus and the accompanying prospectus supplement will contain the material terms of the securities being offered. We will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement. If we so indicate in the applicable prospectus supplement, the terms of the securities may differ from the terms we have summarized below. We will also include in the prospectus supplement information, where applicable, about material U.S. federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed.
     We may sell from time to time, in one or more primary offerings, our common stock, preferred stock, warrants, units or any combination of the foregoing.
     In this prospectus, we refer to the common stock, preferred stock, warrants, units or any combination of the foregoing securities to be sold by us in a primary offering collectively as “securities.” The total dollar amount of all securities that we may issue under this prospectus will not exceed $8,000,000.
     This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.
DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK
     As of March 30, 2010, our authorized capital stock consisted of 70,000,000 shares of common stock, and 5,000,000 shares of preferred stock, $0.001 par value per share.
     The following is a summary of the material terms of our common stock and preferred stock. This summary does not purport to describe all the terms of the common stock and preferred stock, and such description is subject to, and qualified by reference to, our second amended and restated certificate of incorporation, as amended, and our amended and restated by-laws, all of which have been filed with the SEC.
Common Stock
     As of March 30, 2010, there were 23,356,908 shares of our common stock outstanding and held of record by approximately 32 stockholders. The holders of our common stock are entitled to one vote for each share held of record on all matters properly submitted to a vote of the holders of common stock. Subject to the rights of the holders of one or more series of preferred stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of preferred stock, the election of directors is determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. All other matters are determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, our second amended and restated certificate of incorporation, our restated by-laws or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter. Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of our common stock are entitled to receive ratably such dividends and other distributions as may be declared by our board of directors, out of assets or funds legally available. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then-outstanding preferred stock.
     Holders of our common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking-fund provisions applicable to our common stock. All outstanding shares of our common stock are, and all shares of our common stock issuable upon conversion of the preferred stock, when and if issued, will be, fully paid and nonassessable.
Preferred Stock
     Our board of directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series, and to fix the designations, powers, preferences and relative, participating, optional and other special rights, if any, of each such class or series and the qualifications, limitations and restrictions thereof, including dividend rights, conversion rights, voting rights, sinking-fund provisions, terms of redemption, liquidation preferences, preemption rights, and the number of shares constituting any series or the designation of such series, without any further vote or action by the stockholders. The issuance of preferred stock could adversely affect the voting power of holders of our common stock and could have the effect of delaying, deferring or preventing a change in control of us.
     On September 29, 2009, we filed a certificate of designations of preferences, rights and limitations of Series A Preferred Stock with the Secretary of State of the State of Delaware and the number of shares so designated is 2,000, par value $0.001 per share, which shall not be subject to increase without the consent of the holders of the Series A Preferred Stock. The Series A Preferred Stock ranks, with respect to rights upon liquidation, winding-up or dissolution, senior to our common stock and any other classes of stock or series of our preferred stock and junior to our existing and future indebtedness. Holders of Series A Preferred Stock have no voting rights and no preemptive rights. There are no sinking-fund provisions applicable to Series A Preferred Stock. As of March 30, 2010, there were 462 shares of Series A Preferred Stock outstanding.
     Holders of our Series A Preferred Stock will have the right to convert their preferred stock into shares of our common stock, on or after the six-month anniversary of the issuance date of their Series A Preferred Stock, at a conversion price equal to the closing price on the trading day immediately preceding the notice date by us or the holder. If we or the holder exercise this conversion option with respect to any Series A Preferred Stock, we will issue to the holder the number of shares of our common stock equal to (x) $10,000 per share of Series A Preferred Stock multiplied by (y) the number of shares of Series A Preferred Stock subject to the notice, divided by (z) the conversion price with respect to such shares. If we exercise the conversion prior to the fourth anniversary of the issuance of such shares, then in addition to the conversion shares, we must pay to the holder additional shares with respect to such converted shares: (i) 35% of the conversion shares if converted after the six-month anniversary of the issuance date, but prior to the first anniversary of the issuance date, (ii) 27% of the converted shares if converted on or after the first anniversary, but prior to the second anniversary of the issuance date, (iii) 18% of the converted shares if converted on or after the second anniversary, but prior to the third anniversary of the issuance date, and (iv) 9% of the converted shares if converted on or after the third anniversary, but prior to the fourth anniversary of the issuance date.
     If we at any time on or after the date of issuance of any Series A Preferred Stock subdivide (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of our outstanding shares of common stock into a greater number of shares, the conversion price in effect immediately prior to such subdivision will be proportionately reduced and the number of conversion shares will be proportionately increased. If we at any time on or after such issuance date combine (by combination, reverse stock split or otherwise) one or more classes of our outstanding shares of common stock into a smaller number of shares, the conversion price in effect immediately prior to such combination will be proportionately increased and the number of conversion shares will be proportionately decreased. In addition to any adjustments described in this paragraph, if at any time we grant, issue or sell any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of common stock, then the holder of Series A Preferred Stock will be entitled to acquire, upon the terms applicable to such purchase rights, the aggregate purchase rights which the holder could have acquired if the holder had held the number of shares of common stock acquirable upon conversion of all Series A Preferred Stock held by the holder immediately before the date on which a record is taken for the grant, issuance or sale of such purchase rights, or, if no such record is taken, the date as of which the record holders of shares of common stock are to be determined for the grant, issue or sale of such purchase rights.
     If we fail to timely authorize the credit of the Series A Preferred Stock holder’s balance account for the number of conversion shares to which the Series A Preferred Stock holder is entitled pursuant to a conversion notice, then, in addition to all other remedies available to the Series A Preferred Stock holder, we must, subject to the availability of lawful funds, pay in cash to the Series A Preferred Stock holder on each day that the issuance of such conversion shares is not timely effected an amount equal to 1.5% of the product of (A) the sum of the number of conversion shares not issued to such holder on a timely basis and to which such holder is entitled and (B) the closing price of the shares of common stock on the trading day immediately preceding the last possible date which we could have issued such conversion shares to the Series A Preferred Stock holder without violating any other restrictions on the issuance of conversion shares to the holder. In addition, if after our receipt of the applicable conversion delivery documents, we fail to timely authorize the credit of the Series A Preferred Stock holder’s balance account for the number of conversion shares to which such holder is entitled upon such holder’s exercise, and such holder purchases shares of common stock to deliver in satisfaction of a sale by the Series A Preferred Stock holder of conversion shares issuable upon such exercise that such holder anticipated receiving from us, then we shall, within one trading day after such holder’s request, either (i) pay cash, subject to the availability of lawful funds, to such holder in an amount equal to the Series A Preferred Stock holder’s total purchase price for the shares of common stock so purchased, at which point our obligation to credit such holder’s balance account for the number of conversion shares to which such holder is entitled upon such holder’s exercise and to issue such conversion shares shall terminate, or (ii) promptly honor our obligation to credit such holder’s balance account for the number of conversion shares to which such holder is entitled upon the Series A Preferred Stock holder’s exercise and pay cash, subject to the availability of lawful funds, to the holder in an amount equal to the excess (if any) of the total purchase price for the common stock so purchased over the product of (A) such number of shares of common stock sold by such holder in satisfaction of our obligations, times (B) the closing price on the date of exercise.

     At no time may we or the Series A Preferred Stock holder deliver a conversion notice if the number of conversion shares to be received pursuant to such conversion notice, aggregated with all other shares of common stock then beneficially (or deemed beneficially) owned by such holder, would result in the Series A Preferred Stock holder owning, on the date of delivery of the conversion notice, more than 9.99% of all common stock outstanding as determined in accordance with Section 13(d) of the Exchange Act. In addition, as of any date, the aggregate number of shares of common stock into which the Series A Preferred Stock are convertible within 61 days, together with all other shares of common stock then beneficially (or deemed beneficially) owned (as determined pursuant to Rule 13d-3 under the Exchange Act) by the Series A Preferred Stock holder and its affiliates (as such term is defined in Rule 12b-2 under the Exchange Act), shall not exceed 9.99% of the total outstanding shares of common stock as of such date.
     Holders of our Series A Preferred Stock, commencing on the first anniversary of the date of issuance of any such shares of preferred stock, will be entitled to receive dividends on each outstanding share of Series A Preferred Stock, which shall accrue in shares of Series A Preferred Stock at a rate equal to 10% per annum. Accrued dividends will be payable annually on the anniversary of the issuance date. No dividend will be payable with respect to shares of Series A Preferred Stock that are redeemed for cash or converted into shares of our common stock prior to the first anniversary of the issuance date with respect to such shares.
     Upon any liquidation, dissolution or winding up of us, after payment or provision for payment of our debts and other liabilities, before any distribution or payment is made to the holders of any other class or series of stock, the holders of Series A Preferred Stock will first be entitled to be paid out of our assets available for distribution to our stockholders an amount with respect to the Series A liquidation value (i.e., $10,000 per share of Series A Preferred Stock), after which any of our remaining assets will be distributed among the holders of the other class or series of our stock in accordance with our certificates of designations and certificate of incorporation.
     We may redeem, for cash, any or all of the Series A Preferred Stock at any time at the redemption price per share equal to $10,000 per share of Series A Preferred Stock, plus any accrued but unpaid dividends with respect to such shares. If we exercise this redemption option with respect to any Series A Preferred Stock prior to the fourth anniversary of the issuance of such preferred stock, then in addition to the redemption price, we must pay to the holder a make-whole price per share equal to the following with respect to such redeemed Series A Preferred Stock: (i) 35% of the Series A liquidation value if redeemed prior to the first anniversary of the issuance date, (ii) 27% of the Series A liquidation value if redeemed on or after the first anniversary, but prior to the second anniversary of the issuance date, (iii) 18% of the Series A liquidation value if redeemed on or after the second anniversary, but prior to the third anniversary of the issuance date, and (iv) 9% of the Series A liquidation value if redeemed on or after the third anniversary but prior to the fourth anniversary of the issuance date.
Board of Directors
     PositiveID’s board of directors is not classified.
Anti-Takeover Provisions
Delaware Anti-Takeover Law
     We are a Delaware corporation subject to Section 203 of the Delaware General Corporation Law. Under Section 203, certain “business combinations” between a Delaware corporation whose stock generally is publicly traded or held of record by more than 2,000 stockholders and an “interested stockholder” are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless:

•	the corporation has elected in its certificate of incorporation not to be governed by Section 203;

•	the business combination or the transaction which resulted in the stockholder becoming an interested stockholder was approved by the board of directors of the corporation before such stockholder became an interested stockholder;

•	upon consummation of the transaction that made such stockholder an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender stock held by the plan in a tender or exchange offer; or

•	the business combination is approved by the board of directors of the corporation and authorized at a meeting by two-thirds of the voting stock which the interested stockholder did not own.

     The three-year prohibition also does not apply to some business combinations proposed by an interested stockholder following the announcement or notification of an extraordinary transaction involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors. The term “business combination” is defined generally to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving the assets or stock of the corporation or its majority-owned subsidiaries, and transactions which increase an interested stockholder’s percentage ownership of stock. The term “interested stockholder” is defined generally as those stockholders who become beneficial owners of 15% or more of a Delaware corporation’s voting stock, together with the affiliates or associates of that stockholder.
Provisions in the PositiveID second amended and restated certificate of incorporation and amended and restated by-laws.
     Certain provisions of the PositiveID second amended and restated certificate of incorporation and amended and restated by-laws could make the acquisition of PositiveID by means of a tender offer, or the acquisition of control of PositiveID by means of a proxy contest or otherwise, more difficult. These provisions, summarized below, are intended to discourage certain types of coercive takeover practices and inadequate takeover bids, and are designed to encourage persons seeking to acquire control of PositiveID to negotiate with the PositiveID board of directors. PositiveID believes that the benefits of increased protection against an unfriendly or unsolicited proposal to acquire or restructure PositiveID outweigh the disadvantages of discouraging such proposals. Among other things, negotiation of such proposals could result in an improvement of their terms.
     The PositiveID second amended and restated certificate of incorporation and amended and restated by-laws provide other mechanisms that may help to delay, defer or prevent a change in control. For example, the PositiveID second amended and restated certificate of incorporation does not provide for cumulative voting in the election of directors. Cumulative voting provides for a stockholder to vote a portion or all of its shares for one or more candidates for seats on the board of directors. Without cumulative voting, a minority stockholder will not be able to gain as many seats on PositiveID’s board of directors based on the number of shares of PositiveID stock that such stockholder holds as it would if cumulative voting were permitted. The elimination of cumulative voting makes it more difficult for a minority stockholder to gain a seat on PositiveID’s board of directors to influence the board’s decision regarding a takeover.
     Under the PositiveID second amended and restated certificate of incorporation, 4,998,000 shares of preferred stock remain undesignated. The authorization of undesignated preferred stock makes it possible for the board of directors, without stockholder approval, to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to obtain control of PositiveID.
     The PositiveID amended and restated by-laws contain advance-notice procedures that apply to stockholder proposals and the nomination of candidates for election as directors by stockholders, other than nominations made pursuant to the notice given by PositiveID with respect to such meetings or nominations made by or at the direction of the board of directors.
     These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of PositiveID.
Nasdaq Listing
     PositiveID’s common stock is traded on the Nasdaq Capital Market under the symbol “PSID.”
Transfer Agent and Registrar
     The transfer agent and registrar for PositiveID’s common stock is Registrar and Transfer Company, located at 10 Commerce Drive, Cranford, New Jersey 07016, and its telephone number is 800-368-5948.

DESCRIPTION OF WARRANTS
     We may issue warrants to purchase our securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.
     The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the warrant agreements.
     Reference is made to the prospectus supplement and/or other offering material relating to the particular issue of warrants offered pursuant to such prospectus supplement and/or other offering material for the terms of and information relating to such warrants, including, where applicable:
•   the number of shares of common stock purchasable upon the exercise of warrants to purchase common stock and the price at which such number of shares of common stock may be purchased upon such exercise;
•   the number of shares and series of preferred stock purchasable upon the exercise of warrants to purchase preferred stock and the price at which such number of shares of such series of preferred stock may be purchased upon such exercise;
•   the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;
•   U.S. federal income tax consequences applicable to such warrants;
•   the number of warrants outstanding as of the most recent practicable date; and
•   any other terms of such warrants.
     The exercise price for warrants will be subject to adjustment in accordance with the applicable prospectus supplement and/or other offering material.
     Each warrant will entitle the holder thereof to purchase such number of our equity securities or securities of third parties or other rights at such exercise price as shall in each case be set forth in, or calculable from, the prospectus supplement and/or other offering material relating to the warrants, which exercise price may be subject to adjustment upon the occurrence of certain events as set forth in such prospectus supplement and/or other offering material. After the close of business on the expiration date, or such later date to which such expiration date may be extended by us, unexercised warrants will become void. The place or places where, and the manner in which, warrants may be exercised shall be specified in the prospectus supplement and/or other offering material relating to such warrants.
     Prior to the exercise of any warrants to purchase our securities or securities of third parties or other rights, holders of such warrants will not have any of the rights of holders of our securities or securities of third parties or other rights, as the case may be, purchasable upon such exercise, or to receive payments of dividends, if any, on the securities or other rights purchasable upon such exercise, or to exercise any applicable right to vote.
DESCRIPTION OF UNITS
     As specified in the applicable prospectus supplement, we may issue units consisting of one or more shares of common stock, shares of preferred stock, warrants, or any combination of such securities.
PLAN OF DISTRIBUTION
     We may sell the securities offered by this prospectus from time to time in one or more transactions, including without limitation:
•	directly to purchasers;

•	to or through underwriters or dealers;

•	through agents; or

•	through a combination of any of these methods.
     A distribution of the securities offered by this prospectus may also be effected through the issuance of derivative securities, including without limitation, warrants, subscriptions, exchangeable securities, forward delivery contracts and the writing of options.
     In addition, the manner in which we may sell some or all of the securities covered by this prospectus includes, without limitation, through:
•	a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

•	privately negotiated transactions.
     We may also sell the securities offered by this prospectus in “at the market offerings” within the meaning of Rule 415(a)(4) of the Securities Act of 1933, as amended, or the Securities Act, to or through a market maker, or into an existing trading market, on an exchange or otherwise.
     We may also enter into hedging transactions. For example, we may:
•	enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of the common stock pursuant to this prospectus, in which case such broker-dealer or affiliate may use shares of common stock received from us to close out its short positions;

•	sell securities short and redeliver such shares to close out our short positions;

•	enter into option or other types of transactions that require us to deliver common stock to a broker-dealer or an affiliate thereof, who will then resell or transfer the common stock under this prospectus; or

•	loan or pledge the common stock to a broker-dealer or an affiliate thereof, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus.
     In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement or pricing supplement, as the case may be. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement or pricing supplement, as the case may be.
     A prospectus supplement with respect to each series of securities will state the terms of the offering of the securities, including:
•	the name or names of any underwriters or agents and the amounts of securities underwritten or purchased by each of them, if any;

•	the public offering price or purchase price of the securities and the net proceeds to be received by us from the sale;

•	any delayed delivery arrangements;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange on which the securities may be listed.
     The offer and sale of the securities described in this prospectus by us, the underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:
•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to the prevailing market prices; or

•	at negotiated prices.
General
     Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers, agents, or remarketing firms may be changed from time to time. Underwriters, dealers, agents, and remarketing firms that participate in the distribution of the offered securities may be “underwriters” as defined in the Securities Act. Any discounts or commissions they receive from us and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters, agents, or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement or pricing supplement, as the case may be.
Underwriters and Agents
     If underwriters are used in a sale, they will acquire the offered securities for their own account. The underwriters may resell the offered securities in one or more transactions, including negotiated transactions. These sales may be made at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market price or at negotiated prices. We may offer the securities to the public through an underwriting syndicate or through a single underwriter. The underwriters in any particular offering will be mentioned in the applicable prospectus supplement or pricing supplement, as the case may be.
     Unless otherwise specified in connection with any particular offering of securities, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that we will enter into with the underwriters at the time of the sale to them. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless otherwise specified in connection with any particular offering of securities. Any initial offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.
     We may designate agents to sell the offered securities. Unless otherwise specified in connection with any particular offering of securities, the agents will agree to use their best efforts to solicit purchases for the period of their appointment. We may also sell the offered securities to one or more remarketing firms, acting as principals for their own accounts or as agents for us. These firms will remarket the offered securities upon purchasing them in accordance with a redemption or repayment pursuant to the terms of the offered securities. A prospectus supplement or pricing supplement, as the case may be, will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation.
     In connection with offerings made through underwriters or agents, we may enter into agreements with such underwriters or agents pursuant to which we receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us under these arrangements to close out any related open borrowings of securities.
Dealers
     We may sell the offered securities to dealers as principals. We may negotiate and pay dealers’ commissions, discounts, or concessions for their services. The dealer may then resell such securities to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with us at the time of resale. Dealers engaged by us may allow other dealers to participate in resales.
Direct Sales
     We may choose to sell the offered securities directly. In this case, no underwriters or agents would be involved.
Institutional Purchasers
     We may authorize agents, dealers, or underwriters to solicit certain institutional investors to purchase offered securities on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement or pricing supplement, as the case may be, will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.
     We will enter into such delayed contracts only with institutional purchasers that we approve. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies, and educational and charitable institutions.
Indemnification; Other Relationships
     We may have agreements with agents, underwriters, dealers, and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers, and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.
Market-Making, Stabilization and Other Transactions
     There is currently no market for any of the offered securities, other than the common stock which is listed on The NASDAQ Global Market. If the offered securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities, and other factors. While it is possible that an underwriter could inform us that it intends to make a market in the offered securities, such underwriter would not be obligated to do so, and any such market-making could be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop for the offered securities. We have no current plans for listing of the preferred stock or warrants on any securities exchange or on the National Association of Securities Dealers, Inc. automated quotation system; any such listing with respect to any particular preferred stock or warrants will be described in the applicable prospectus supplement or pricing supplement, as the case may be.
     In connection with any offering of common stock, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress for the purpose of pegging, fixing or maintaining the price of the securities.
     In connection with any offering, the underwriters may also engage in penalty bids. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Fees and Commissions
     In compliance with the guidelines of the Financial Industry Regulatory Authority (the “FINRA”), the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement or pricing supplement, as the case may be.
     If more than 10% of the net proceeds of any offering of securities made under this prospectus will be received by FINRA members participating in the offering or affiliates or associated persons of such FINRA members, the offering will be conducted in accordance with FINRA Conduct Rule 2710(h).
LEGAL MATTERS
     The validity of the securities offered hereby will be passed on for us by Holland & Knight LLP, One East Broward Boulevard, Suite 1300, Fort Lauderdale, Florida 33301. The validity of the securities offered by this prospectus will be passed upon for any underwriters or agents by counsel named in the applicable prospectus supplement. The opinions of Holland & Knight LLP and counsel for any underwriters or agents may be conditioned upon and may be subject to assumptions regarding future action required to be taken by us and any underwriters, dealers or agents in connection with the issuance of any securities. The opinions of Holland & Knight LLP and counsel for any underwriters or agents may be subject to other conditions and assumptions, as indicated in the prospectus supplement and/or other offering materials.
EXPERTS
     The consolidated financial statements incorporated by reference in this prospectus from PositiveID Corporation’s Annual Report on Form 10-K filed with the SEC on March 19, 2010 have been audited by Eisner LLP, an independent registered public accounting firm, as stated in their report which is incorporated herein by reference and has been incorporated herein by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
     The consolidated financial statements of Steel Vault Corporation incorporated by reference in this prospectus from PositiveID Corporation’s Current Report on Form 8-K filed with the SEC on March 19, 2010 have been audited by Eisner LLP, an independent registered public accounting firm, as stated in their report which is incorporated herein by reference and has been incorporated herein by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION ABOUT US
     We have filed a registration statement, of which this prospectus is a part, with the SEC under the Securities Act with respect to our common stock. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, parts of which are omitted as permitted by the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. For further information pertaining to us and our common stock, we refer you to our registration statement and the exhibits thereto, copies of which may be inspected without charge at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Information concerning the operation of the SEC’s Public Reference Room is available by calling the SEC at 1-800-SEC-0330. Copies of all or any part of the registration statement may be obtained at prescribed rates from the SEC. The SEC also makes our filings available to the public on its Internet site (http://www.sec.gov). Quotations relating to our common stock appear on Nasdaq, and such reports, proxy statements and other information concerning us can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street N.W., Washington, D.C. 20006.
     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Such periodic reports, proxy and information statements and other information are available for inspection and copying at the public reference facilities and Internet site of the SEC referred to above.
Website Access to Information and Disclosure of Web Access to Company Reports
     Our website address is: http://www.positiveidcorp.com. We make available free of charge through our website our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K, Forms 3, 4 and 5 and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with the SEC.

DOCUMENTS INCORPORATED BY REFERENCE
     The SEC allows us to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this document or incorporated by reference subsequent to the date of this document.
     This prospectus incorporates by reference the documents listed below, shall be deemed to incorporate by reference all filings filed by us pursuant to the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement, and incorporates by reference any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information in the documents or filings that is deemed to have been furnished and not filed), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold; provided, however, that we are not incorporating any information furnished under Item 2.02 or Item 7.01 of any current report on Form 8-K:
(a)	Our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC on March 19, 2010;

(b)	Our Current Reports on Form 8-K as filed with the SEC on July 23, 2008 and March 19, 2010;

(c)	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on June 17, 2008; and

(d)	The description of our common stock contained in the registration statement on Form 8-A/A, filed with the SEC pursuant to the Exchange Act on February 6, 2007, including any amendments or reports filed for the purposes of updating the description of our common stock.
     Any statement contained in a document we incorporate by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.
     Documents incorporated by reference are available from the SEC as described above or from PositiveID without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone at the following address:
POSITIVEID CORPORATION
1690 South Congress Avenue, Suite 200
Delray Beach, Florida 33445
(561) 805-8008
Attention: Investor Relations
     You can also find the above-referenced filings on our website at www.positiveidcorp.com. Except as provided above, no other information, including information on our internet site, is incorporated by reference in this prospectus.